
 EXHIBIT 12

                              PHARMACIA & UPJOHN, INC. AND CONSOLIDATED SUBSIDIARIES
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         (U.S. dollar amounts in millions)


                                     Three Months                Year Ended December 31,
                                        Ended
                                    March 31, 1997    1996        1995        1994        1993        1992
                                    --------------    ----        ----        ----        ----        ----
Earnings from continuing
 operations before income taxes        $ 294        $ 838       $1,136      $1,271      $  778      $  947

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                       1            5            7           8           8           6
                                       --------     --------    ---------   ---------   ---------  ---------
                                         293          833        1,129       1,263         770         941

Add: Amortization of previously
 capitalized interest                      3           11           10           8           6           4

Fixed charges included in the above:
  Interest and amortization of debt
  expense                                 14           82          121         139         209         162

 Rental expense representative
 of an interest factor                     9           37           35          35          32          35
                                       --------     --------    ---------   ---------   ---------  ---------
Earnings from continuing operations
 before income taxes and fixed
 charges                                 319        $ 963       $1,295      $1,445      $1,017      $1,142
                                       ========     ========    =========   =========   =========  =========
Interest incurred and amortization
 of debt expense                       $  22        $ 115       $  149      $  164      $  234      $  178

Rental expense representative of an
 interest factor                           9           37           35          35          32          35
                                       --------     --------    ---------   ---------   ---------  ---------
Total fixed charges                       31        $ 152       $  184      $  199      $  266      $  213
                                       ========     ========    =========   =========   =========  =========
Ratio of earnings to fixed charges        10.21         6.33         7.05        7.24        3.82       5.35
                                          =====         ====         ====        ====        ====       ====